Exhibit 99.01 – Principal Shareholders as of December 31, 2002

PRINCIPAL SHAREHOLDER’S BENEFICIAL OWNERSHIP TABLE

The following table sets forth as of December 31, 2002, certain information regarding the ownership of the Company’s Common Stock by (i) each person (including any group) known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors and (iii) all of the Company’s executive officers and directors as a group. Except as otherwise indicated below, each person named in the table has sole voting and investment power with respect to all shares of Common Stock owned by such person. Unless otherwise indicated, the address of each person shown is c/o the Company, 28040 West Harrison Parkway, Valencia, California 91355. As of December 31, 2002, the Company had issued and outstanding 4,945,107 shares of Class A Common Stock and 762,612 shares of Class B Common Stock.

	Class A Common Stock (1)			Class B Common Stock(1)		% of Vote of all Classes of Common Stock(1)
Name and Address of Beneficial Owner	Number of Shares		% of Class	Number of Shares	% of Class
Stewart Wang	912,312	(2)	18.45%	762,612	100%	61.85%(3)
Tzu Sheng Ku	894,695	(4)	18.09%			7.12%
FMR Corporation 82 Devonshire Street Boston, MA 02109	487,700	(7)	9.86%			3.88%
Felix Sung	52,560	(5)	1.06%			*
Richard Chiang	50,527	(5)	1.02%			*
Craig Miller	2,667	(8)	*			*
All directors and executive officers as a group (6 persons)	1,921,428	(6)	38.86%	762,612	100%	69.88%(3)

*	Less than 1.0%
(1)
Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

(2)
Includes 762,612 shares of Class A Common Stock issuable upon conversion of the 762,612 shares of Class B Common Stock owned by Mr. Wang, 2,700 shares of Class A Common Stock owned by Mr. Wang’s wife and 147,000 shares of Class A Common Stock underlying options that are or will within 60 days of the date hereof, be exercisable.

(3)	Excludes 762,612 shares of Class A Common Stock issuable upon conversion of the 762,612 shares of Class B Common Stock owned by Mr. Wang.
(4)
Includes 81,962 shares of Class A Common Stock owned by Mr. Ku’s wife and 133,635 shares of Class A Common Stock owned by Mr. Ku’s three minor children as to which Mr. Ku exercises sole voting control and includes 25,833 shares of underlying options that are, or will within 60 days of the date hereof, be exercisable.

(5)	Includes 25,833 shares of underlying options that are, or will within 60 days of the date hereof, be exercisable.
(6)
Includes the shares of Class A Common Stock referred to in footnotes (2), (4), (5) and (8), including 8,667 shares of underlying options held by other executive officers that are, or will within 60 days of the date hereof, be exercisable.

(7)	FMR Corporation filed a Form 13G/A on February 14, 2002, claiming beneficial ownership of 487,700 shares of Class A Common Stock.
(8)	Includes 1,667 shares of underlying options that are, or will within 60 days of the date hereof, be exercisable.